TRITON RESOURCES, INC.
7363 – 146A Street
Surrey, British Columbia, Canada V3S 8Y8
TELEPHONE: (604) 599-8799
OTC BB: TRCS

April 25, 2006

FOR IMMEDIATE DISEMINATION

TRITON COMPLETES ACQUISITION OF SKYFLYER TECHNOLOGY GMBH

Vancouver, British Columbia, Canada – April 25, 2006 – Triton Resources, Inc. (OTCBB: TRCS) (the "Company") announced today that it has completed the acquisition of Skyflyer Technology GmbH (“Skyflyer”). Skyflyer is a company based in Wegberg, Germany engaged in the development and commercialization of a one-person recreational flying device and a hangar, within which the flying device is to operate.

In exchange for all of the shares of Skyflyer, the Company issued 33,000,000 shares of its common stock to Skyflyer ’s sole shareholder, Inventa Holding GmbH (“Inventa”). Concurrently, Perry Augustson, formerly the Company’s sole executive officer and director, and formerly one of its principal stockholders, transferred 39,000,000 shares of the Company’s common stock to Inventa at an aggregate sale price of $9,000. Closing of the acquisition occurred on April 19, 2006. Upon completion of the acquisition of Skyflyer, Mr. Augustson resigned as the Company’s sole executive officer and director, and Rolf G. Horchler was appointed as the sole director and as Chief Executive Officer, President and Chief Financial Officer of the Company in his place. John Boschert was appointed as the Company’s Secretary and Treasurer.

Mr. Horchler is a financial management consultant with over 30 years of experience in finance, operations, corporate acquisitions, strategic planning and human resource management. Mr. Horchler has held senior management positions with a number of different organizations.

The flying device being developed by Skyflyer consists of a one-person free flying unit. The flying device is currently intended to be used as an amusement attraction or ride, similar to go-karting. As currently designed, the flying device will operate within an enclosed “hangar” type structure with electronic sensors built into the walls. These sensors will communicate directly with the navigation systems of the flying device in order to prevent the device from colliding with the walls or leaving the hangar area.

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, Skyflyer is currently in the research and development phase of its business and there are no assurances that Skyflyer or the Company will be able to successfully develop, manufacture or commercialize its proposed products.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

TRITON RESOURCES, INC.

“Rolf G. Horchler”
________________________
Rolf G. Horchler
President